                                                                                               EXHIBIT 11



                                                           MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                                           COMPUTATION OF PER COMMON SHARE EARNINGS
                                                            (In Millions, Except Per Share Amounts)



                                            FOR THE THREE MONTHS ENDED          FOR THE NINE MONTHS ENDED
                                            --------------------------          -------------------------
                                              SEPT. 24,      SEPT. 25,            SEPT. 24,     SEPT. 25,
                                                  1999           1998                 1999          1998
                                              --------       --------             --------      --------
EARNINGS
Net earnings                                     $ 572         $ (163)              $1,854         $ 900
Preferred stock dividends                          (10)           (10)                 (29)          (29)
                                                 -----         ------               ------         -----
Net earnings  applicable to
  common stockholders                            $ 562         $ (173)              $1,825         $ 871
                                                 =====         ======               ======         =====


WEIGHTED-AVERAGE SHARES OUTSTANDING              370.3          357.6                367.6         354.1
                                                 -----         ------               ------         -----

Effect of Dilutive Instruments:
  Employee stock options                          27.1           29.6                 29.3          30.9
  FCCAAP shares                                   16.2           16.2                 16.4          16.7
  Restricted units                                 5.4            5.1                  5.3           4.9
  ESPP shares                                      0.1              -                  0.1           0.1
                                                 -----         ------               ------         -----


  DILUTIVE POTENTIAL COMMON SHARES                48.8           50.9                 51.1          52.6
                                                 -----         ------               ------         -----

TOTAL WEIGHTED-AVERAGE DILUTED SHARES            419.1          408.5 (1)            418.7         406.7
                                                 =====         ======               ======         =====


BASIC EARNINGS PER SHARE                         $1.52         $(0.48)              $ 4.97         $2.46
                                                 =====         ======               ======         =====


DILUTED EARNINGS PER SHARE                       $1.34         $(0.48)(1)           $ 4.36         $2.14
                                                 =====         ======               ======         =====



(1) Since accounting principles require that a net loss not be diluted by potential comman shares, diluted loss per share for the 1998 third quarter is calculated using weighted-average shares outstanding only.


Basic and diluted earnings per share are based on actual numbers before rounding.